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Exhibit 99.1

Company Contact:
Mark L. Weinstein, President & CEO
Tel: (267) 757-3000
 Porter, LeVay & Rose, Inc.
Linda Decker, VP — Investor Relations
Christian Pflaumer, VP — Media Relations
Catherine Hay, VP — Editorial
Tel: (212) 564-4700

BIO-IMAGING TECHNOLOGIES APPROVED FOR TRADING ON AMERICAN STOCK EXCHANGE

Trading Expected to Commence on February 25, 2003 under Symbol: BIT

        NEWTOWN, PA, February 21, 2003—Bio-Imaging Technologies, Inc. (OTC BB: BITI) today announced that its common stock has been approved for listing on the American Stock Exchange (AMEX). Trading is expected to commence at the opening of the market on February 25, 2003, under the symbol "BIT". Bio-Imaging Technologies' specialist firm responsible for the Company's common stock on the AMEX will be AGS Specialist Partners, Inc.

        "With our move to the AMEX, we look forward to increased visibility, access to an even larger institutional shareholder base and greater liquidity," stated Mark L. Weinstein, president and chief executive officer of Bio-Imaging. "The fact that we have qualified for listing on the AMEX is a testament to the progress we have made in building our company. We believe that our qualification for listing is the result of our 10 quarters of profitable growth, which has led to increased financial strength. These results also speak to the quality of our services, and our overall sound business model."

        "This is an important milestone reflecting the strong organizational leadership exhibited by Mr. Weinstein in building fundamental enterprise value for the shareholders of Bio-Imaging," said David E. Nowicki, Chairman, Board of Directors. "We are pleased to be able to offer investors in Bio-Imaging the fair, efficient and accountable marketplace advantages presented by trading on the AMEX and proud to have qualified under the stringent quantitative and corporate governance listing standards of this exchange."

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab (Newtown PA), European Core Lab (Leiden, The Netherlands) and U.S. Business Offices (Massachusetts and California).

        Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company's critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects, and other factors, including general economic conditions and regulatory developments, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

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  Exhibit 99.1